THIRD AMENDMENT

THIS THIRD AMENDMENT dated as of May 25, 2007 (this "Third Amendment"), among Molina Healthcare, Inc., a Delaware corporation (the "Borrower"), the Lenders (as defined below) party hereto, and Bank of America, N.A., as Administrative Agent (in such capacity, the "Administrative Agent") for the Lenders.

W I T N E S S E T H:

WHEREAS, the Borrower is a party to an Amended and Restated Credit Agreement dated as of March 9, 2005 among the Borrower, the lenders from time to time party thereto (the "Existing Lenders"), Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer, and the other agents, joint lead arrangers and joint book managers party thereto, as amended by the First Amendment and Waiver dated as of October 5, 2005, and the Second Amendment and Waiver dated as of November 6, 2006 (the "Existing Credit Agreement"). Capitalized terms used and not otherwise defined herein shall have the meanings assigned to such terms in the Existing Credit Agreement.

WHEREAS, each Existing Lender that executes and delivers this Third Amendment specifically in the capacity of an Existing Lender under the Credit Agreement, as amended by this Third Amendment (the "Amended Credit Agreement") will be deemed to have agreed to the terms of this Third Amendment but will not be deemed to have made any additional Commitment thereunder;

WHEREAS, each Existing Lender and other financial institution that executes and delivers this Third Amendment specifically in the capacity of a new lender (each, a "New Lender" and, together with the other Existing Lenders, the "Lenders") (a) will have agreed to the terms of this Third Amendment and (b) will have agreed to make a new Commitment under the Amended Credit Agreement, in addition to its existing Commitment under the Existing Credit Agreement in the case of any such Existing Lender, in an aggregate amount as agreed to by such New Lender and determined by the Borrower and the Administrative Agent and notified to such New Lender (each, a "New Commitment"); and

WHEREAS, the parties hereto have agreed, subject to the terms and conditions hereof, to amend and modify the Credit Agreement as provided herein;

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

    Amendments to Section 1.01. (a) Section 1.01 of the Existing Credit Agreement is hereby amended by deleting the definitions of "Applicable Rate," "Assignment and Assumption," "Eligible Assignee," "Investment," "Maturity Date," "Maximum Additional Amount," "Mortgaged Property," "Net Dividends," "Subordinated Indebtedness" and "Swap Contracts," in their entirety and inserting the following definitions in alphabetical order:

    ""Applicable Rate" means, from time to time, the following percentages per annum, based upon the Consolidated Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(b):

Pricing Level	Consolidated Leverage Ratio	Eurodollar Rate+ and Letters of Credit	Base Rate+ and Swing Line Loans	Commitment Fee
I	≥ 2.5x	1.750%	0.750%	0.275%
II	≥ 2.0x but < 2.5x	1.500%	0.500%	0.250%
III	≥ 1.5x but < 2.0x	1.250%	0.250%	0.225%
IV	≥ 1.0x but < 1.5x	1.000%	0.000%	0.175%
V	< 1.0x	0.750%	0.000%	0.150%

  Any increase or decrease in the Applicable Rate resulting from a change in the Consolidated Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.02(b); provided, however, that if a Compliance Certificate is not delivered when due in accordance with such Section, then Pricing Level I shall apply for the period beginning on the first Business Day after the date on which such Compliance Certificate was required to have been delivered and continue until the first Business Day immediately following the date a Compliance Certificate is delivered, whereupon the Applicable Rate shall be adjusted based on the information contained in such Compliance Certificate. The Applicable Rate in effect from the Third Amendment Effective Date through the delivery of the Compliance Certificate dated June 30, 2007 shall be determined based upon Pricing Level V.

  Notwithstanding anything to the contrary contained in this definition, the determination of the Applicable Rate for any period shall be subject to the provisions of Section 2.10(b)."

  ""Assignee Group" means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor."

  ""Assignment and Assumption" means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit E or any other form approved by the Administrative Agent."

  ""Eligible Assignee" means any Person that meets the requirements to be an assignee under Section 10.06(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 10.06(b)(iii))."

  ""Investment" means, as to any Person, any direct or indirect acquisition or investment by such Person (other than equity swaps, warrants or options on the capital stock of the Borrower entered into in connection with any Permitted Convertible Indebtedness), whether by means of (a) the purchase or other acquisition of capital stock or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor guarantees Indebtedness of such Person or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment."

  ""Maturity Date" means May 24, 2012."

  ""Maximum Additional Amount" means an amount equal to $250,000,000 less the principal amount of the Aggregate Commitments available on the Third Amendment Effective Date."

  ""Mortgaged Property" means (a) all the Real Property Assets identified on Schedule 5.11 that are identified as Mortgaged Property and (b) all other Real Property Assets with respect to which a Mortgage is granted pursuant to Section 6.15; provided, that, upon the Disposition of the One Golden Shore Property in accordance with Section 7.05(i), the One Golden Shore Property shall no longer constitute Mortgaged Property and the Administrative Agent, at the sole cost and expense of the Borrower, shall reconvey its lien on the One Golden Shore Property concurrently with the closing of such Disposition."

  ""Net Dividends" means, for any period, without duplication, cash dividends paid by the Regulated Subsidiaries to the Borrower, less any cash Investments made by the Borrower in the Regulated Subsidiaries, plus the following to the extent deducted in calculating cash Investments made by the Borrower in the Regulated Subsidiaries: (i) initial cash Investments made in the Regulated Subsidiaries to finance the costs of acquisition and/or formation, minimum net worth requirements, initial capital expenditures, transaction costs and transition costs, in each case made within 90 days prior to or after acquisition, formation or commencement of operation, (ii) cash Investments made by the Borrower in Molina Healthcare of California or its Subsidiaries located in California during the fiscal year 2006 and the fiscal year ended December 31, 2007 in an aggregate amount of no more than $25 million to fund operating losses of Molina Healthcare of California or its Subsidiaries located in California, (iii) cash Investments made by the Borrower in any of the Regulated Subsidiaries existing on or before the Third Amendment Effective Date located in the States of Indiana, Ohio and Texas during the fiscal years ended 2006 and 2007 in an aggregate amount of no more than $20 million to fund losses relating to membership growth in such Regulated Subsidiaries in the States of Indiana, Ohio and Texas, (iv) cash Investments made by the Borrower in any Regulated Subsidiaries formed after the Third Amendment Effective Date in an aggregate amount of no more than $15 million to fund operating losses in such Regulated Subsidiaries and (v) cash Investments made by the Borrower in its Regulated Subsidiaries to fund membership growth in the Regulated Subsidiaries which Investments result in an increase in total capital and surplus on the applicable financial statements of such Regulated Subsidiaries prepared in accordance with SAP."

  ""One Golden Shore Property" means that certain real property of the Borrower and located at One Golden Shore Drive, Long Beach, California 90802."

  ""Permitted Convertible Indebtedness" means Indebtedness of the Borrower in the form of unsecured convertible notes issued in accordance with Section 7.03(i) and Section 7.06(e)."

  ""Permitted Senior Indebtedness" means senior unsecured Indebtedness of the Borrower issued in accordance with Section 7.03(i)."

  ""Swap Contract" means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options (other than equity swaps, warrants or options on the capital stock of the Borrower entered into in connection with any Permitted Convertible Indebtedness), or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a "Master Agreement"), including any such obligations or liabilities under any Master Agreement (other than equity swaps or options on the capital stock of the Borrower entered into in connection with any Permitted Convertible Indebtedness)."

  ""Third Amendment" means that certain Third Amendment, dated as of May 25, 2007, among the Borrower, the Lenders party thereto and the Administrative Agent."

  ""Third Amendment Effective Date" has the meaning given such term in the Third Amendment."

  (b) The definition of "Permitted Acquisitions" in Section 1.01 of the Existing Credit Agreement is hereby amended by (i) replacing the reference to "$30 million" in subclause (ii) of clause (i) of such definition with "$50 million," (ii) replacing the reference to a Consolidated Leverage Ratio of "1.75 to 1.00" with "2.75 to 1.00" in subclause (A) of clause (i) of such definition and (iii) deleting clause (h) of such definition in its entirety and replaced by the following:

  "(h) (i) if Consolidated EBITDA (as reported in the most recently delivered Compliance Certificate prior to a Subject Acquisition for the four fiscal quarters most recently ended as of the date of such Compliance Certificate) is equal to or greater than $150 million, then (A) the Acquisition Purchase Price for such Subject Acquisition is less than or equal to $150 million, and (B) the Acquisition Purchase Price for all such Subject Acquisitions during any fiscal year is less than or equal to $250 million;

  (ii) if Consolidated EBITDA (as reported in the most recently delivered Compliance Certificate prior to a Subject Acquisition for the four fiscal quarters most recently ended as of the date of such Compliance Certificate) is equal to or greater than $100 million but less than $150 million, then (A) the Acquisition Purchase Price for such Subject Acquisition is less than or equal to $100 million, and (B) the Acquisition Purchase Price for all such Subject Acquisitions during any fiscal year is less than or equal to $125 million; or

  (iii) if Consolidated EBITDA (as reported in the most recently delivered Compliance Certificate prior to a Subject Acquisition for the four fiscal quarters most recently ended as of the date of such Compliance Certificate) is less than $100 million but greater than or equal to $75 million, then (A) the Acquisition Purchase Price for each Subject Acquisition is less than or equal to $40 million, and (B) the Acquisition Purchase Price for all such Subject Acquisitions during any fiscal year is less than or equal to $60 million;"

  Amendment to Schedule 2.01. Schedule 2.01 to the Existing Credit Agreement is hereby deleted in its entirety and replaced by the new Schedule 2.01 attached as Annex E hereto.

  Amendment to Section 2.10. Section 2.10 of the Existing Credit Agreement is hereby amended by inserting "(a)" between the heading and the first sentence thereof; by adding to the title of Section 2.10 at the end of such title, the following: "Retroactive Adjustments of Applicable Rate"; and inserting the following new clause (b) of Section 2.10 of the Existing Credit Agreement:

  "(b) If as a result of any restatement of or other adjustment to the financial statements of the Borrower and/or the Subsidiaries or for any other reason, the Borrower, the Subsidiaries or the Lenders determine that (i) the Consolidated Leverage Ratio as calculated by the Borrower as of any applicable date was inaccurate and (ii) a proper calculation of the Consolidated Leverage Ratio as of such date would have resulted in higher pricing for the corresponding period, the Borrower immediately and retroactively shall be obligated to pay to the Administrative Agent for the account of the applicable Lenders, promptly on demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under any Debtor Relief Laws, automatically and without further action by the Administrative Agent, any Lender or the L/C Issuer), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period. This paragraph shall not limit the rights of the Administrative Agent, any Lender or the L/C Issuer, as the case may be, under Section 2.03(c)(iii), 2.03(i) or 2.08(b) or under Article VIII. The Borrower's obligations under this paragraph shall survive the termination of the Aggregate Commitments and the repayment of all Obligations hereunder."

  Amendment to Article V and Schedule 5.24. Article V of the Existing Credit Agreement is hereby amended by inserting the following Section 5.24:

  "5.24 Borrower Identification. The true and correct legal name, jurisdiction of formation, address and U.S. taxpayer identification number of the Borrower is set forth on Schedule 5.24."

      The Existing Credit Agreement is hereby amended by adding a new Schedule 5.24 in the form attached as Annex F hereto.

  Amendment to Section 6.02. Clause (b) of the first sentence in the final paragraph of Section 6.02 is hereby deleted in its entirety and replaced with the following:

  "(b) certain of the Lenders (each a "Public Lender") may have personnel who do not wish to receive material non-public information with respect to any Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons' securities."

  Amendment to Section 6.03. Clause (d) of Section 6.03 is hereby amended by adding at the end thereof the following:

  ", including any determination by the Borrower referred to in Section 2.10(b)"

  Amendment to Section 7.02. Clause (i) of Section 7.02 of the Existing Credit Agreement is hereby amended by (i) replacing the reference to "$1 million" in subclause (A) with "$2 million" and (ii) replacing the reference to "$5 million" in subclause (B) with "$10 million".

  Amendment to Section 7.03. Clause (i) of Section 7.03 of the Existing Credit Agreement is hereby deleted in its entirety and replaced by the following:

  "(i) senior or subordinated unsecured Indebtedness (including, without limitation, Indebtedness consisting of Permitted Convertible Indebtedness and any equity swaps, warrants or options on the capital stock of the Borrower in connection therewith) in an aggregate principal amount not to exceed $250 million at any time outstanding, provided that (i) no portion of the principal of such Indebtedness shall have a stated maturity date prior to the date that is 100 days after the Maturity Date, (ii) the Borrower will not, and will not permit any Subsidiary to, directly or indirectly, declare, pay, make or set aside any amount for payment in respect of such Indebtedness, except (A) regularly scheduled payments of interest in respect of such Indebtedness, (B) prepayment in common stock of all or any portion of the principal amount of any such Permitted Convertible Indebtedness or senior Indebtedness or prepayment in common stock of all or any portion of the amount of any conversion or repurchase obligations with respect to any such Permitted Convertible Indebtedness or senior Indebtedness, (C) prepayment in Equity Interests (other than common stock) or cash of all or any portion of the principal amount of any such Permitted Convertible Indebtedness or senior Indebtedness, provided that as of the date of such prepayment, after giving effect to such prepayment on a Pro Forma Basis, (1) no Default or Event of Default shall have occurred and be continuing and (2) if all or any portion of such prepayment is made in cash, the aggregate amount of remaining availability existing under the Aggregate Commitments and unrestricted cash on hand of the Borrower shall equal at least $50,000,000, (y) payment in Equity Interests (other than common stock) or cash of all or any portion of the amount of any conversion or repurchase obligations with respect to any such Permitted Convertible Indebtedness or senior Indebtedness, provided that as of the date of such payment, after giving effect to such payment, on a Pro Forma Basis, (1) no Default or Event of Default shall have occurred and be continuing and (2) if all or any portion of such payment is made in cash, the aggregate amount of remaining availability existing under the Aggregate Commitments and unrestricted cash on hand of the Borrower shall equal at least $50,000,000 and (z) payment of usual and customary fees, expenses and indemnity obligations with respect to such Indebtedness, provided, that in no event shall the amount of payments of any such indemnity obligations exceed $10,000,000 in the aggregate, (iii) covenants and default provisions relating to the Borrower or any of the Subsidiaries shall be no more restrictive than the covenants and default provisions contained in the Loan Documents, (iv) such Indebtedness shall have no provisions limiting amendments to, or consents, waivers or other modifications with respect to, any of the Loan Documents, (v) immediately before and after giving effect to the incurrence of such Indebtedness, no Default or Event of Default shall have occurred or be continuing, and (vi) the Borrower shall have delivered to the Administrative Agent a Compliance Certificate demonstrating that, upon giving effect on a Pro Forma Basis to the incurrence of such Indebtedness and to the concurrent retirement of any other Indebtedness of the Borrower or any Subsidiary and/or repurchase of Borrower's Equity Interests (other than common stock) in accordance with Section 7.06(e), the Borrower would be in compliance with the financial covenants set forth in Section 7.18, in each case as of the most recent fiscal quarter end with respect to which the Administrative Agent has received the Required Financial Information;"

  Amendment to Section 7.05. Section 7.05 of the Existing Credit Agreement is hereby amended by (i) deleting the "and" from the end of clause (g), (ii) inserting "and" after the end of clause (h) and (iii) inserting the following new clause (i):

  "(i) Disposition of the One Golden Shore Property, provided that (i) as of the date of such Disposition, no Default or Event of Default shall have occurred and be continuing, (ii) such Disposition shall be for fair market value and (iii) such Disposition shall have taken place on or before the second anniversary of the Third Amendment Effective Date;"

  Amendment to Section 7.06. Section 7.06 of the Existing Credit Agreement is hereby amended by (i) deleting the "and" from the end of clause (d) and (ii) deleting clause (e) in its entirety and inserting the following new clause (e) and revised clause (f):

  "(e) so long as no Default or Event of Default shall have occurred and be continuing, the Borrower may (i) issue any Permitted Convertible Indebtedness in accordance with Section 7.03(i) and enter into or issue any equity swaps, warrants or options on the capital stock of the Borrower in connection therewith, (ii) satisfy its conversion or required repurchase obligations related to any Permitted Convertible Indebtedness issued by the Borrower in accordance with Section 7.03(i) in Equity Interests or cash of the Borrower, (iii) exercise or settle any equity swaps, warrants or options on the capital stock of the Borrower entered into in connection with any Permitted Convertible Indebtedness, in each case in Equity Interests of the Borrower or in cash to the extent cash payments are permitted under Section 7.03(i) and (iv) apply up to 30% of the gross proceeds of any Permitted Senior Indebtedness issued in accordance with Section 7.03(i) to repurchase outstanding Equity Interests in the Borrower; and

  (f) the Borrower may make any other Restricted Payments so long as, at the time of any such Restricted Payment:

  (i) No Default or Event of Default shall have occurred and be continuing;

  (ii) (A) If Consolidated EBITDA (for the four fiscal quarters most recently ended as reported in the most recently delivered Compliance Certificate) is equal to or greater than $100 million, then the aggregate amount paid to make such Restricted Payment, together with the aggregate amount paid to make all other Restricted Payments pursuant to this Section 7.06(f) during the same fiscal year shall not exceed $50 million, or (B) if Consolidated EBITDA (for the four fiscal quarters most recently ended as reported in the most recently delivered Compliance Certificate) is less than $100 million but greater than or equal to $75 million, then the aggregate amount paid to make such Restricted Payment, together with the aggregate amount paid to make all other Restricted Payments pursuant to this Section 7.06(f) during the same fiscal year shall not exceed $20 million; and

  (iii) after giving effect to such Restricted Payments (as well as any Indebtedness incurred in connection therewith) on a Pro Forma Basis (as demonstrated by delivery to the Administrative Agent of a Compliance Certificate if any additional Indebtedness is incurred by the Borrower in connection with such Restricted Payment) (A) the Consolidated Leverage Ratio is less than or equal to 2.50 to 1.00 and (B) there shall be at least $25 million of remaining availability existing under the Aggregate Commitments"

  Amendment to Section 7.17. Clause (a) of Section 7.17 of the Existing Credit Agreement is hereby amended by deleting the chart at the end of such clause in its entirety and replacing it with the following chart:

  "Fiscal Year Amount

  2005 $15 million

  2006 $22 million

  2007 $30 million

  2008 $35 million

  2009 $40 million

  2010 $45 million

  2011 $50 million

  2012 $55 million"

  Amendment to Section 7.18. Clause (b) of Section 7.18 of the Existing Credit Agreement is hereby deleted in its entirety and replaced with the following:

  "(b) Consolidated Leverage Ratio. Permit the Consolidated Leverage Ratio to be greater than 2.75:1.0."

  Amendment to Section 10.02. Clause (d) of Section 10.02 is hereby amended by adding to the end thereof the following:

  "Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the "Private Side Information" or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender's compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the "Public Side Information" portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws."

  Amendment to Section 10.04. Clause (b) of Section 10.04 is hereby amended by adding the following language immediately before the final proviso in such clause (b):

  "IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE INDEMNITEE"

  Amendment to Section 10.06 and Exhibit E. Section 10.06 of the Existing Credit Agreement is hereby deleted in its entirety and replaced by the provision set forth on Annex A hereto in lieu thereof and Exhibit E to the Existing Credit Agreement is hereby deleted in its entirety and replaced by the replacement exhibit attached as Annex B hereto.

  Amendment to Exhibit D. Schedule 2 to Exhibit D to the Existing Credit Agreement is hereby deleted in its entirety and replaced by Schedule 2 attached as Annex C hereto.

  Representations and Warranties. The Borrower hereby represents and warrants to the Administrative Agent and the Lenders, as follows:

      The representations and warranties of the Borrower contained in Article V of the Amended Credit Agreement or any other Loan Document or which are contained in any document furnished at any time under or in connection therewith are true and correct in all material respects on and as of the date hereof and on and as of the Third Amendment Effective Date with the same effect as if made on and as of the date hereof or the Third Amendment Effective Date, as the case may be, (i) except to the extent such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects as of such earlier date, (ii) except the representations and warranties contained in subsections (a) and (b) of Section 5.05 of the Amended Credit Agreement shall be deemed to refer to the most recent financial statements furnished pursuant to subsections (a) and (b), respectively, of Section 6.01 of the Amended Credit Agreement and (iii) references to Schedules shall be deemed to refer to the most updated supplements to the Schedules furnished pursuant to subsection (b) of Section 6.02 of the Amended Credit Agreement.

      After giving effect to this Third Amendment, each of the Borrower and the other Loan Parties is in compliance with all the terms and conditions of the Amended Credit Agreement, as amended by this Third Amendment, and the other Loan Documents on its part to be observed or performed and no Default has occurred or is continuing under the Amended Credit Agreement.

      The execution, delivery and performance by the Borrower of this Third Amendment have been duly authorized by the Borrower.

      Each of this Third Amendment and the Amended Credit Agreement constitutes the legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms.

      The execution, delivery, performance and compliance with the terms and provisions by the Borrower of this Third Amendment and the consummation of the transactions contemplated herein, do not and will not: (i) contravene the terms of any of the Borrower's Organization Documents; (ii) conflict with or result in any breach or contravention of, or (except for the Liens created under the Loan Documents) the creation of any Lien under, (A) any material Contractual Obligation to which the Borrower is a party or (B) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which the Borrower or its property is subject or (C) violate any material Law, including, without limitation, state and Federal Laws relating to health care organizations and health care providers, except for such violations as could not reasonably be expected to have a Material Adverse Effect.

  Effectiveness. This Third Amendment shall become effective only upon satisfaction of the following conditions precedent (the first date upon which each such condition has been satisfied being herein called the "Third Amendment Effective Date"):

      The Administrative Agent shall have received duly executed counterparts of this Third Amendment which, when taken together, bear the authorized signatures of the Borrower, the Administrative Agent and all of the Lenders.

      The Administrative Agent shall have received duly executed counterparts of the Consent executed by each Guarantor in the form of Annex D hereto.

      The representations and warranties set forth in Section 1.17 hereof shall be true and correct on and as of the Third Amendment Effective Date.

      The Administrative Agent shall have received duly executed joinder agreements, in form and substance acceptable to the Administrative Agent, from each New Lender that is not an Existing Lender, and an original Note executed by the Borrower in favor of each Lender requesting a Note.

      There shall exist no actions, suits, proceedings, claims or disputes pending or, to the Actual Knowledge of the Borrower, threatened, at law, in equity, in arbitration or before any Governmental Authority, by or against the Borrower or any of the Subsidiaries or against any of their respective properties or revenues or injunctions, writs, temporary restraining orders or other orders of any nature issued by any court or Governmental Authority that (i) purport to affect, pertain to or enjoin or restrain the execution, delivery or performance of this Third Amendment or the Amended Credit Agreement or any other Loan Document, or any transactions contemplated hereby or thereby or (ii) either individually or in the aggregate, in the case of any such suit, proceeding, claim or dispute which is reasonably likely to be adversely determined, either individually or in the aggregate, if determined adversely, could reasonably be expected to have a Material Adverse Effect.

      The Administrative Agent on behalf of the Lenders shall have received such other documents, instruments and certificates as they shall reasonably request and such other documents, instruments and certificates shall be satisfactory in form and substance to the Lenders and their counsel. All corporate and other proceedings taken or to be taken in connection with this Third Amendment and all documents incidental thereto, whether or not referred to herein, shall be satisfactory in form and substance to the Lenders and their counsel.

      The Administrative Agent shall have received payment of all expenses referred to in Section 1.21, and any other fees mutually agreed to by Banc of America Securities, as a Joint Lead Arranger, the Administrative Agent and the Borrower.

  Lender Consent. For purposes of determining compliance with the conditions specified in Section 1.18, each Lender that has signed this Third Amendment shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Third Amendment Effective Date specifying its objection thereto.

  APPLICABLE LAW. THIS THIRD AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, EXCEPT TO THE EXTENT THAT THE FEDERAL LAWS OF THE UNITED STATES OF AMERICA MAY APPLY.

  Costs and Expenses. On the Third Amendment Effective Date, the Borrower shall pay all costs and expenses of the Administrative Agent in connection with the preparation, execution and delivery of this Third Amendment and the other instruments and documents to be delivered hereunder (including, without limitation, the reasonable fees and expenses of counsel for the Administrative Agent) in accordance with the terms of Section 10.04(a) of the Amended Credit Agreement which are invoiced to the Borrower on or prior to the Third Amendment Effective Date.

  Counterparts. This Third Amendment may be executed in any number of counterparts, each of which shall constitute an original but all of which when taken together shall constitute but one agreement. Delivery by facsimile by any of the parties hereto of an executed counterpart of this Third Amendment shall be as effective as an original executed counterpart hereof and shall be deemed a representation that an original executed counterpart hereof will be delivered, but the failure to deliver a manually executed counterpart shall not affect the validity, enforceability or binding effect of this Third Amendment.

  Existing Credit Agreement. Except as expressly set forth herein, the amendment provided herein shall not, by implication or otherwise, limit, constitute a waiver of, or otherwise affect the rights and remedies of the Lenders or the Administrative Agent under the Existing Credit Agreement or any other Loan Document, nor shall it constitute a waiver of any Default, nor shall it alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Existing Credit Agreement or any other Loan Document. The amendment provided herein shall apply and be effective only with respect to the provisions of the Existing Credit Agreement specifically referred to by such amendment. Except to the extent a provision in the Existing Credit Agreement is expressly amended herein, the Existing Credit Agreement shall continue in full force and effect in accordance with the provisions thereof.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Third Amendment to be duly executed by their duly authorized officers, all as of the date first above written.

MOLINA HEALTHCARE, INC., a Delaware

corporation, as the Borrower

By: /s/ John C. Molina

Name: John C. Molina

Title: Chief Financial Officer

BANK OF AMERICA, N.A., as
Administrative Agent

By: /s/ Kevin L. Ahart

Name: Kevin L. Ahart

Title: Assistant Vice President

BANK OF AMERICA, N.A., as a Lender, Swing Line Lender and L/C Issuer

By: /s/ Joseph L. Corah

Name: Joseph L. Corah

Title: Senior Vice President

CIBC INC., as Lender

By: /s/ Caroline Adams

Name: Caroline Adams

Title: Authorized Signatory, CIBC, Inc.

CITICORP NORTH AMERICA, INC., as Lender

By: /s/ Mark Floyd

Name: Mark Floyd

Title: Vice President

U.S. BANK NATIONAL ASSOCIATION, as Lender

By: /s/ Christian E. Stein III

Name: Christian E. Stein III

Title: Vice President

UBS LOAN FINANCE LLC, as Lender

By: /s/ Mary E. Evans

Name: Mary E. Evans

Title: Associate Director

By: /s/ Irja R. Otsa

Name: Irja R. Otsa

Title: Associate Director

HARRIS N.A., as Lender

By: /s/ Jay G. Sepanski

Name: Jay G. Sepanski

Title: Vice President

UNION BANK OF CALIFORNIA, N.A., as Lender

By: /s/ Gina M. West

Name: Gina M. West

Title: Vice President

EAST WEST BANK, as Lender

By: /s/ Kathleen Kwan

Name: Kathleen Kwan

Title: Senior Vice President

JPMORGAN CHASE BANK, N.A., as Lender

By: /s/ Kimberly Atkinson

Name: Kimberly Atkinson

Title: Credit Executive

BEAR STEARNS CORPORATE LENDING INC., as Lender

By: /s/ Victor Bulzacchelli

Name: Victor Bulzacchelli

Title: Vice President

CITY NATIONAL BANK, N.A., as Lender

By: /s/ Steven Sloan

Name: Steven Sloan

Title: Senior Vice President

JEFFERIES FINANCE CP FUNDING LLC, as Lender

By: /s/ E.J. Hess

Name: E.J. Hess

Title: Managing Director

ANNEX A

to

Third Amendment

(Replacement Section 10.06)

"10.06 Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 10.06(b), (ii) by way of participation in accordance with the provisions of Section 10.06(d), or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.06(f) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the L/C Issuer and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment(s) and the Loans (including for purposes of this Section 10.06(b), participations in L/C Obligations and in Swing Line Loans) at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender's Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if "Trade Date" is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met;

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender's rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not apply to the Swing Line Lender's rights and obligations in respect of Swing Line Loans;

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund;

(B) the consent of the Administrative Agent, the L/C Issuer and the Swing Line Lender (such consents not to be unreasonably withheld or delayed) shall be required for assignments in respect of any Commitment if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender;

(C) the consent of the L/C Issuer (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding); and

(D) the consent of the Swing Line Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment.

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v) No Assignment to Borrower. No such assignment shall be made to the Borrower or any of the Borrower's Affiliates or Subsidiaries.

(vi) No Assignment to Natural Persons. No such assignment shall be made to a natural person.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05 and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.06(d).

(c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent's Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the "Register"). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower's Affiliates or Subsidiaries ) (each, a "Participant") in all or a portion of such Lender's rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender's participations in L/C Obligations and/or Swing Line Loans) owing to it); provided that (i) such Lender's obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Lenders and the L/C Issuer shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that affects such Participant. Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.06(b). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.13 as though it were a Lender.

(e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower's prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 3.01(e) as though it were a Lender.

(f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g) Electronic Execution of Assignments. The words "execution," "signed," "signature," and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

(h) Resignation as L/C Issuer or Swing Line Lender after Assignment. Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Commitments and Loans pursuant to Section 10.06(b), Bank of America may, (i) upon 30 days' notice to the Borrower and the Lenders, resign as L/C Issuer and/or (ii) upon 30 days' notice to the Borrower, resign as Swing Line Lender. In the event of any such resignation as L/C Issuer or Swing Line Lender, the Borrower shall be entitled to appoint from among the Lenders a successor L/C Issuer or Swing Line Lender hereunder; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of Bank of America as L/C Issuer or Swing Line Lender, as the case may be. If Bank of America resigns as L/C Issuer, it shall retain all the rights, powers, privileges and duties of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)). If Bank of America resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c). Upon the appointment of a successor L/C Issuer and/or Swing Line Lender, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swing Line Lender, as the case may be and (b) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit."